   AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999

                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [_]
     Check the appropriate box:
     [_]   Preliminary Proxy Statement     [_]  Confidential, For Use of the
     [_]   Definitive Proxy Statement           Commission Only (as permitted
     [X]   Definitive Additional Materials      by Rule 14a-6(e)(2))
     [_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           -------------------------

                          ADVANCED RADIO TELECOM CORP.
                (Name of Registrant as specified in its Charter)

                           -------------------------

     Payment of filing fee (Check the appropriate box):
     [X]  No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     [_]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:
          (2)  Form, Schedule or Registration Statement no.:
          (3)  Filing Party:
          (4)  Date Filed:

                        Additional Soliciting Materials

     Advanced Radio Telecom, Corp. (the "Company") is filing the material set forth below as additional soliciting material pursuant to Rule 14a-6(b) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The material contained below, which provides additional information regarding Qwest Communications, one of the investors in the Company's proposed $251 million financing, has been mailed to all of the Company's stockholders. It must be read in conjunction with the definitive proxy materials filed with the Commission on July 29, 1999 and previously provided to the Company's stockholders.

     The following information has been mailed:

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            PROXY SUPPLEMENT TO PROXY STATEMENT DATED JULY 29, 1999

August 27, 1999

To Our Stockholders:

     Qwest Communications recently announced an agreement to merge with U S WEST with Qwest as the surviving corporation. As you know, a subsidiary of Qwest has agreed to make a $90 million investment in ART as part of the pending $251 million equity investment. ART has also entered into a strategic relationship with Qwest through private-line, broadband services, co-location and coordinated marketing agreements.

     Because many of you have asked what effect the Qwest-U S WEST merger will have on our pending investment and relationship with Qwest, I wanted to provide you with the following information in addition to that provided in the proxy statement for our Annual Meeting:

  . Under the terms of the purchase agreement between ART and the investors, the pending merger will not affect the closing of the investment. All prerequisites for closing of the investment have been satisfied other than stockholder approval of the proposals at our meeting on September 8, 1999 and customary closing conditions.

  . Upon the consummation of the investment and the Qwest-U S WEST merger, Qwest and ART will be subject to restrictions imposed on Bell Operating Companies and their affiliates under the federal communications law.
     Qwest and U S WEST expect the combined company to work actively to meet the applicable requirements so that in-region inter-LATA service could be provided in particular states starting in 2000 or 2001. Until these restrictions are lifted, Qwest will be prohibited from providing long
     distance services to ART's customers in the U S WEST region.   In addition,
     ART may be required to restructure the manner in which it provides Internet services to customers and may be subject to limitations on networks that cross LATA boundaries in the U S WEST territory. However, we do not believe that any of these restrictions will have any material adverse affect on us.

  . Under the federal antitrust laws, the Qwest-U S WEST merger may not be consummated until the Hart-Scott-Rodino waiting period has expired. In connection with the merger, it is possible that the government may require Qwest to take some action with respect to its investment in ART or its arrangements with ART. At this time we cannot predict whether the government will require any action or what action might be required. However, we don't expect that any action that would be taken would have a material adverse effect on ART or its strategic relationship with Qwest.

     We remain very excited about the potential for our relationship with Qwest and the group of high-tech investors led by Oak Ventures. IT IS THE CONTINUING RECOMMENDATION OF YOUR BOARD OF DIRECTORS THAT YOU VOTE IN FAVOR OF THE $251 MILLION EQUITY INVESTMENT IN ART AND THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES FOR THE EQUITY INCENTIVE PLAN. The meeting is scheduled for September 8, 1999. Please vote your shares promptly and return the proxy card earlier furnished you.

                                    Sincerely,



                                    Henry C. Hirsch
                                    Chairman and CEO

SAFE HARBOR STATEMENT: Certain statements contained in this filing relating to closing conditions and consummation of the investment, consummation of the merger, qualification for in-region interLATA service, effect of BOC affiliate restrictions, and requirements of the government and their effect on ART are forward-looking. Also statements that contain words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are risks associated with satisfaction of closing conditions, changes in business, continued accuracy of representations and warranties and compliance with covenants, business and legal difficulties in complying with FCC requirements, uncertainty of government requirements and their effect on ART.